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                                                                    EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement"), dated as of June 8, 2000, is by and between PhyCor, Inc., a Tennessee corporation (the "Company"), and Thompson S. Dent (the "Executive").

         WHEREAS, the Company and the Executive have entered into that certain Employment Agreement, dated as of August 30, 1991, as amended and restated as of March 25, 1994 and August 1, 1997; and

         WHEREAS, the Company desires to employ the Executive to serve as Chairman of the Board, Chief Executive Officer and President and the Executive desires to hold such positions under the terms and conditions of this Agreement; and

         WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions of the employment relationship of the Executive with the Company.

         NOW, THEREFORE, intending to be legally bound hereby, the parties agree as follows:

         1. Employment. The Company hereby employs the Executive and the Executive hereby accepts employment with the Company, upon the terms and subject to the conditions set forth herein.

         2. Term.

            (a) Subject to termination pursuant to Section 10 hereof, the term of the employment by the Company of the Executive pursuant to this Agreement (as the same may be extended, the "Term") shall commence on June 8, 2000 (the "Effective Date"), and terminate on the fourth anniversary thereof or later as described in Section 2(b) below.

            (b) Commencing not later than one hundred twenty (120) days prior to the fourth anniversary of the Effective Date, the parties will negotiate the terms of an extension of the Term for a period of two (2) additional years following the expiration of the otherwise applicable Term. In the event the terms of an extension of the Term are not renegotiated in such manner, the Term shall automatically be extended for one (1) period of two (2) additional years following the expiration of the otherwise applicable Term on the terms described herein unless, not later than sixty days (60) prior to such fourth anniversary date, either party hereto shall have notified the other party hereto in writing that such extension shall not take effect.

         3. Position; Location. During the Term, the Executive shall serve as Chairman of the Board, Chief Executive Officer and President of the Company, supervising the conduct of the business and affairs of the Company and performing such other duties as the Board of Directors of the Company (the "Company Board") shall determine, which duties shall not be materially inconsistent with the duties to be performed by executives holding similar offices in similarly-sized healthcare corporations. The Executive shall report directly to the Company Board. The Company agrees to nominate the Executive for a position on the Company Board during each election of directors held during the Term, and the Executive agrees to serve, without any additional compensation (other than customary director fees paid or benefits conferred as and to the extent paid to or conferred on members of the board of directors who are members of management), as a director



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on the Company Board and the board of directors of any subsidiary of the
Company, and/or in one or more executive officer positions with any subsidiary of the Company. The parties acknowledge and agree that during the Term (i) the Executive's principal office will not be moved to a location more than 20 miles from the Company's current location at 30 Burton Hills Boulevard, Nashville, Tennessee without his approval and (ii) the Company shall maintain, in the organizational documents thereof, indemnification provisions providing for the maximum indemnification permitted by applicable law of the Executive by the Company for actions taken in his capacity as an officer, director or employee thereof.

         4. Duties. During the Term, the Executive shall devote his full time and attention during normal business hours to the business and affairs of the Company.

         5. Salary and Bonus.

            (a) During the Term, the Company shall pay to the Executive a base salary at the rate of $500,000 per year. Commencing on or before the first anniversary of the Effective Date, the Compensation Committee of the Company Board (the "Compensation Committee") shall review the base salary annually and may increase (but not decrease) such amount from time to time as it may deem advisable (such salary, as the same may be increased, the "Base Salary"). The Base Salary shall be payable to the Executive in substantially equal installments in accordance with the Company's normal payroll practices.

            (b) For the year ending December 31, 2000, and for each year thereafter during the Term, the Executive shall be eligible to receive an annual cash bonus in such amount up to one hundred percent (100%) of the then-current Base Salary as the Compensation Committee may deem advisable.

            (c) In the event that as of March 31, 2001 the total amount of principal indebtedness outstanding under the Company's Amended and Restated Revolving Credit Facility, as the same may be amended or replaced after the date hereof (excluding amounts outstanding under or allocable to undrawn letters of credit and the Company's synthetic lease and giving effect to a deemed dollar-for-dollar reduction in principal indebtedness outstanding as and to the extent the Company repurchases or redeems outstanding debt or equity securities of the Company after the date hereof), is less than $50 million, or in the event that at any time prior to March 31, 2001 the total amount of principal indebtedness outstanding thereunder shall equal zero, the Company will pay Executive, by not later than ten (10) days following March 31, 2001 or such earlier date on which the principal indebtedness outstanding shall equal zero, a bonus equal to the following: 0.035 multiplied by the difference between 50.0 million and such principal amount outstanding under the Credit Facility as of the close of business on March 31, 2001 or such earlier date on which the principal indebtedness outstanding shall equal zero (the "Bonus Payment"). The Bonus Payment shall be credited against any amounts that may become due and payable to the Executive pursuant to Section 10 hereof, other than (i) the provisions of Section 10(j), (ii) Base Salary and benefits to be paid or provided to the Executive under Section 10 through the Date of Termination,
(iii) any benefits to be provided pursuant to clause 9(i) following the Date of Termination (including in respect of COBRA coverage) and (iv) rights to which the Executive may otherwise be entitled pursuant to any pension, profit sharing, savings or other retirement plan. In the event the Bonus Payment exceeds any amount that may become due and payable to the Executive pursuant to Section 10 hereof (limited as provided above), the Executive shall return such excess amount (the "Excess Amount") to the Company as promptly as practicable after the Date of Termination or expiration of the Term, as applicable;



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provided that the Excess Amount shall be reduced by an amount equal to the difference between (A) the tax cost to the Executive resulting from the payment of the Excess Amount in the tax year in which the Bonus Payment was received, less (B) the tax savings to the Executive resulting from any deductibility of the Excess Amount in the tax year in which such Excess Amount is returned, as such tax savings are estimated in good faith by the Executive (it being agreed that in the event the actual tax savings to the Executive are greater or less than the estimated tax savings, as finally determined at the time of the filing by the Executive of his personal tax return for the tax year in question, the parties will make any additional payments consistent with such final determination as promptly as practicable after the date of the filing of such return); provided further that the Executive agrees to recognize income and claim deductions in the tax year in which any such Excess Amount may be required to be returned in good faith consistent with past practices. For purposes of determining the tax cost and the tax savings to the Executive in connection with the Excess Amount, such costs or savings, as the case may be, shall be determined by computing the Executive's tax liability with and without consideration of the Excess Amount.

         6. Grant of Options or Warrants.

            (a) Reference is made to the Company's 1999 Incentive Stock Plan, as amended from time to time (the "Stock Option Plan"). On a date to be mutually agreed upon by the Executive and the Compensation Committee, but not later than March 1, 2001, the Company shall grant the Executive non-qualified options under the Stock Option Plan to purchase 4,000,000 shares of common stock of the Company ("Common Stock"), as such number of shares may be adjusted for stock splits, combinations and similar recapitalizations occurring prior to the date of grant thereof (the "Options"), at an exercise price per share equal to the fair market value of the Company's Common Stock (as defined in the Stock Option
Plan) on the date of grant, which options shall vest fifty percent (50%) upon the date of grant, twenty-five percent (25%) upon the first anniversary of the Effective Date and twenty-five percent (25%) upon the second anniversary of the Effective Date and shall be exercisable for a period of ten (10) years after the date of grant thereof. If the number of shares of Common Stock contemplated for issuance in the preceding sentence is not available for issuance under the Stock Option Plan, then, as and to the extent not so available and in substitution therefor, the Company shall be permitted to issue the Executive non-plan options or warrants to purchase shares of Common Stock at an exercise price per share equal to the exercise price described above with regard to the grant of options. To the extent required under applicable law or the Nasdaq (or other then-applicable) market listing requirements, the Company covenants and agrees to submit the above-described grant of options or warrants or an amendment to the Stock Option Plan authorizing such grant thereunder to the shareholders of the Company for their approval at the first special or regularly scheduled meeting of the shareholders to occur following the date of this Agreement and to solicit proxies regarding the same, the proxy statement delivered in connection with such solicitation to include a recommendation of the Company Board that the shareholders vote to approve such grant or amendment.

            (b) In the event the shareholders of the Company shall fail to approve the grant of options or warrants or an amendment to the Stock Option Plan authorizing such grant thereunder as described in Section 6(a) above, the Company shall, in lieu of the grant of options or warrants in the event such grant has not occurred or in consideration for the cancellation thereof if such grant has occurred, grant the Executive a number of stock appreciation rights (each, an "SAR" and, collectively, the "SARs") equal to the number of shares of Common Stock, calculated as described in Section 6(a) above, issuable upon exercise of all options or warrants described therein. The SARs shall vest fifty percent (50%) upon the date of grant (or effective date of the day of grant as provided



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below if other than the date of grant), twenty-five percent (25%) upon the first anniversary of the Effective Date and twenty-five percent (25%) upon the second anniversary of the Effective Date and shall be exercisable for a period of ten
(10) years after the date of grant (or effective date of the day of grant as provided below if other than the date of grant). Each SAR shall be exercisable for an amount equal to the fair market value of one (1) share of Common Stock on the date of such exercise less the grant price of such SAR. The grant price of each SAR shall be equal to the fair market value of the Company's Common Stock (as defined in the Stock Option Plan) on the date of grant in the event the above-described grant of options or warrants has not occurred or the exercise price per share of Common Stock issuable on exercise of such options or warrants if such grant has occurred. The grant of SARs described in this Section 6(b) shall occur (i) on a date to be mutually agreed upon by the Executive and the Compensation Committee, but not later than March 1, 2001, in the event the above-described grant of options or warrants has not occurred or (ii) on the day following the day on which the shareholders of the Company fail to approve the grant of options or warrants or an amendment to the Stock Option Plan authorizing such grant, effective as of the date of the grant of such options or warrants, if such grant has occurred.

            (c) Thereafter during the Term, the Executive shall be eligible to participate in the Stock Option Plan or, to the extent more favorable to the Executive, other equity plan established by the Company Board for the Company's senior executive officers, as the same may be amended from time to time (provided that no such amendment shall materially diminish the benefits to Executive thereunder), as and to the extent other senior executive officers participate in the same.

         7. Vacation, Holidays and Sick Leave. During the Term, the Executive shall be entitled to paid vacation, paid holidays and sick leave in accordance with the Company's standard policies for its senior executive officers; provided that the Executive shall during each year of the Term be entitled to at least six (6) weeks of such vacation, which shall not accrue from year to year.

         8. Business Expenses. The Executive shall be reimbursed for all reasonable business expenses incurred by him in connection with his employment (including, without limitation, expenses for travel and entertainment incurred in conducting or promoting business for the Company) upon timely submission by the Executive of receipts and other documentation in accordance with the Company's normal expense reimbursement policies. The Executive shall receive a cell phone allowance of $200 during each month of the Term.

         9. Other Benefits. During the Term, the Executive shall be eligible to participate fully in all health and other employee benefit arrangements available to senior executive officers of the Company generally; provided that
(i) the Company agrees in any event to provide major medical (including dependent coverage) and disability coverage in amounts substantially consistent with such coverage at similarly-sized healthcare corporations and (ii) the Company agrees to maintain and make employer contributions on behalf of the Executive to a 401(k) savings program and such other retirement plans as may be adopted from time to time by the Company Board.

         10. Termination of Agreement. The Executive's employment by the Company pursuant to this Agreement shall not be terminated prior to the end of the Term hereof except as set forth in this Section 10.

            (a) By Mutual Consent. The Executive's employment pursuant to this Agreement may be terminated at any time by the mutual written agreement of the Company and the Executive.



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            (b) Death. The Executive's employment pursuant to this Agreement shall be terminated upon the death of the Executive, in which event the Executive's spouse or heirs shall receive, when the same would have been paid to the Executive (whether or not the Term shall have expired during such period),
(i) all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination (as defined in Section 10(h) hereof) and (ii) Base Salary at the then-current rate of Base Salary and benefits to be provided pursuant to clause 9(i) above through the date six (6) months after the Date of Termination, provided that the foregoing payments shall not be deemed a waiver of rights to which the Executive may otherwise be entitled pursuant to any pension, profit sharing, savings or other retirement plan. In the case of health and medical continuation coverage ("COBRA"), the Company will make all COBRA premium payments on behalf of the Executive and his dependents (and the Company will continue to pay that portion of the coverage then-currently paid by the Company) until the earlier to occur of the date of cessation of benefits as provided above or the end of the maximum period of COBRA eligibility under then-applicable law.

            (c) Disability. The Executive's employment pursuant to this Agreement may be terminated by written notice to the Executive by the Company or to the Company by the Executive in the event that (i) the Executive becomes unable to perform his duties as set forth in Section 3 by reason of physical or mental illness or accident for any ninety (90) consecutive day period or (ii) the Company receives written opinions from both a physician for the Company and a physician for the Executive that the Executive will be so disabled. In the event the Executive's employment is terminated pursuant to this Section 10(c), the Executive shall be entitled to receive, when the same would have been paid to the Executive (whether or not the Term shall have expired during such period), (i) all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination and (ii) Base Salary at the then-current rate of Base Salary and benefits to be provided pursuant to clause 9(i) above through the date two (2) years after the Date of Termination; provided that the foregoing payments shall not be deemed a waiver of rights to which the Executive may otherwise be entitled pursuant to any pension, profit sharing, savings or other retirement plan, and provided further that amounts payable to the Executive under this Section 10(c) shall be reduced by the proceeds of any short or long-term disability payments to which the Executive may be entitled during such period under policies maintained at the expense of the Company as and to the extent such disability payments compensate the insured for lost wages resulting from the disability. In the case of COBRA, the Company will make all COBRA premium payments on behalf of the Executive and his dependents (and the Company will continue to pay that portion of the coverage then-currently paid by the Company) until the earlier to occur of the date of cessation of benefits as provided above or the end of the maximum period of COBRA eligibility under then-applicable law.

            (d) By the Company for Cause. The Executive's employment pursuant to this Agreement may be terminated by written notice to the Executive ("Notice of Termination") upon the occurrence of any of the following events (each of which shall constitute "Cause" for termination): (i) the Executive engages in any neglect of duties which remains uncorrected for a period of thirty (30) days after receipt by the Executive of written notice from the Company setting forth the details of such neglect or material misconduct, in either case which materially and adversely affects the business or the affairs of the Company,
(ii) the conviction of the Executive of a felony that is determined by the Company Board, acting reasonably in the interests of the Company's shareholders, to adversely affect the Company or its reputation, (iii) the Executive knowingly commits an act of dishonesty to the detriment of the Company or engages in fraud or embezzlement against the



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Company or (iv) any material breach of the Executive of this Agreement which breach remains uncorrected for a period of fifteen (15) days after receipt by the Executive of written notice from the Company setting forth the details of such breach. In the event the Executive's employment is terminated pursuant to this Section 10(d), the Executive shall be entitled to receive, in a lump sum payable on or prior to the Date of Termination, all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination and no more, provided that the foregoing payments shall not be deemed a waiver of rights to which the Executive may otherwise be entitled pursuant to any pension, profit sharing, savings or other retirement plan.

            (e) By the Company Without Cause. The Executive's employment pursuant to this Agreement may be terminated by the Company at any time without Cause by delivery of a Notice of Termination to the Executive. In the event that the Executive's employment is terminated pursuant to this Section 10(e), the Executive shall be entitled to receive, in a lump sum payable on or prior to the Date of Termination, (i) all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination, (ii) an amount equal to three hundred percent (300%) of the Executive's Base Salary at the then-current rate of Base Salary and (iii) the amount of $250,000 in respect of unearned bonuses, provided that the foregoing payments shall not be deemed a waiver of the Executive's rights relating to pension, profit sharing, savings or other retirement plans. The sum of the amounts described in clauses (ii) and
(iii) above are hereafter referred to as the "Severance Amount." Additionally, and notwithstanding any other provision of the Stock Option Plan or any grant of options thereunder to the contrary, in the event that the Executive's employment is terminated pursuant to this Section 10(e), all of the Executive's options to purchase shares of capital stock of the Company unvested as of the Date of Termination (if any) shall immediately vest and become exercisable on the Date of Termination and all of the Executive's options to purchase shares of capital stock of the Company that are vested as of the Date of Termination or become vested pursuant to the provisions of this Section 10(e) may be exercised by the Executive at any time within ninety (90) days following the Date of Termination.

            (f) By the Executive for Good Reason. The Executive's employment pursuant to this Agreement may be terminated by the Executive by written notice of his resignation ("Notice of Resignation"), which Notice of Resignation shall specifically reference this Section 10(f), delivered within twelve (12) months after the occurrence of any of the following events (each of which shall constitute "Good Reason" for resignation) during the Term: (i) any Change of Control (as defined below) shall occur, (ii) the removal of the Executive from or the failure to appoint the Executive to the position of Chairman of the Board, Chief Executive Officer or President of the Company, (iii) the removal of the Executive from or the failure to nominate the Executive for election to the Company Board, (iv) any material reduction by the Company of the Executive's duties or responsibilities or the assignment to the Executive of duties materially inconsistent with such position or (v) any breach by the Company of this Agreement (including, without limitation, the provisions of Section 3), which breach, in the case of a breach under this Agreement, remains uncorrected for a period of thirty (30) days after receipt by the Company of written notice from the Executive. Notwithstanding the provisions of clause (i), (ii), (iii) or
(iv) above, in the event the Executive is elected as Chairman of the Board and Chief Executive Officer and a member of the board of directors of any entity which acquires control of more than 50% of the voting securities of the Company or, if such entity is a subsidiary of another entity, the ultimate parent of such subsidiary, with responsibility for operating revenues equal to or greater than the Company's operating revenues during such fiscal year, and is provided with a written employment agreement by the entity or, if such entity is a subsidiary of another entity, the ultimate parent of such subsidiary, on at least as favorable terms as those contained in this Agreement, the appointment to such position shall not constitute Good Reason for



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purposes of this Agreement unless any other of the foregoing events constituting Good Reason shall occur as a result thereof or in connection therewith. In the event that the Executive resigns for Good Reason pursuant to this Section 10(f), the Executive shall be entitled to receive, in a lump sum payable on or prior to the Date of Termination, (i) all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination and (ii) the Severance Amount as described in Section 10(e), provided that the foregoing payments shall not be deemed a waiver of rights to which the Executive may otherwise be entitled pursuant to any pension, profit sharing, savings or other retirement plan. Additionally, and notwithstanding any other provision of the Stock Option Plan or any grant of options thereunder to the contrary, in the event that the Executive's employment is terminated pursuant to this Section 10(f), all of the Executive's options to purchase shares of capital stock of the Company unvested as of the Date of Termination (if any) shall immediately vest and become exercisable on the Date of Termination and all of the Executive's options to purchase shares of capital stock of the Company that are vested as of the Date of Termination or become vested pursuant to the provisions of this Section 10(f) may be exercised by the Executive at any time within ninety (90) days following the Date of Termination.

         For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred (A) at such time as any Person (as defined in Section 13(d)(3) or 14(d)(2) of the Securities and Exchange Act of 1934, as amended form time to time (the "Exchange Act")) or "group" of Persons (as defined in Section 13(d) of the Exchange Act), other than Warburg, Pincus Equity Partners, L.P. and its affiliated entities, directly or indirectly acquires beneficially or of record more than 50% of the outstanding voting securities of the Company (by operation of law or otherwise) or (B) upon a sale of all or a significant portion of the assets of the Company, other than a sale or series of sales by the Company of medical clinics to the physician groups on whose behalf such clinics are managed by the Company.

            (g) By the Executive For Any Reason. The Executive's employment pursuant to this Agreement may be terminated by the Executive at any time during the Term by delivery of a notice to such effect to the Company, which notice shall specifically reference this Section 10(g). In the event that the Executive's employment is terminated pursuant to this Section 10(g), the Executive shall receive all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination and no more, provided that the foregoing payments shall not be deemed a waiver of rights to which the Executive may otherwise be entitled pursuant to any pension, profit sharing, savings or other retirement plan.

            (h) Date of Termination. The Executive's Date of Termination shall be (i) if the Executive's employment is terminated pursuant to Section 10(b), the date of his death; (ii) if the Executive's employment is terminated pursuant to Section 10(c), the last day of the ninety (90) day period referred to in
Section 10(c)(i) or the date of delivery of the last physician's opinion referred to in Section 10(c)(ii), as the case may be; (iii) if the Executive's employment is terminated pursuant to Section 10(d), the date on which a Notice of Termination is given; (iv) if the Executive's employment is terminated pursuant to Section 10(e), immediately effective upon delivery of the Notice of Termination; (v) if the Executive's employment is terminated pursuant to Section 10(f), five (5) days after the date the Notice of Resignation is given and (vi) if the Executive's employment is terminated pursuant to Section 10(g), sixty
(60) days after the date the Notice of Resignation is given, unless the termination shall result from a breach of the Company's obligations pursuant to any agreement other than this Agreement to which the Company and the Executive are parties, in which case the Executive's Date of Termination shall be the date the Notice of Resignation is given.



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            (i) Failure to Extend Term; Expiration of Maximum Term. In the event the Company provides the Executive notice of its intent not to extend the Term for an additional two (2) year period as provided in Section 2(b), or upon the expiration of the additional two (2) year period provided for in Section 2(b), the Executive shall be entitled to receive, in a lump sum payable on or prior to the last day of the Term, (i) all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the last day of the Term and (ii) the Severance Amount as described in Section 10(e), provided that the foregoing payments shall not be deemed a waiver of rights to which the Executive may otherwise be entitled pursuant to any pension, profit sharing, savings or other retirement plan. In the event the Executive provides the Company notice of his intent not to extend the Term for an additional two (2) year period as provided in Section 2(b), the Executive shall be entitled to receive, in a lump sum payable on or prior to the last day of the Term, (i) all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the last day of the Term, (ii) an amount equal to one hundred fifty percent (150%) of the Executive's Base Salary at the then-current rate of Base Salary and (iii) the amount of $125,000 in respect of unearned bonuses, provided that the foregoing payments shall not be deemed a waiver of rights to which the Executive may otherwise be entitled pursuant to any pension, profit sharing, savings or other retirement plan. Additionally, and notwithstanding any other provision of the Stock Option Plan or any grant of options thereunder to the contrary, upon the occurrence of any failure to extend the Term by either party or the expiration of the additional two (2) year period provided for in Section 2(b), all of the Executive's options to purchase shares of capital stock of the Company unvested as of the last day of the Term (if any) shall immediately vest and become exercisable on the last day of the Term, and all of the Executive's options to purchase shares of capital stock of the Company that are vested as of the last day of the Term or become vested pursuant to the provisions of this
Section 10(i) may be exercised by the Executive at any time within ninety (90) days following the last day of the Term.

         (j) Tax Reimbursement Payment.

             (i) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by or on behalf of the Company to or for the benefit of Executive as a result of a change in control, as defined in Section 280G of the Internal Revenue Code (the "Code"), (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section, a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax together with any such interest and penalties are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

             (ii) Subject to the procedures of subsection (iii) below regarding contest and payment of claims, the initial determination with respect to Excise Tax liability described in this Section 10(j), including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm or law firm selected



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         by the Executive, subject to the consent of the Company, which consent shall not be unreasonably withheld (the "Tax Firm"); provided, however, that the Tax Firm shall not determine that no Excise Tax is payable by the Executive unless it delivers to Executive a written opinion (the "Tax Opinion") that failure to pay the Excise Tax and to report the Excise Tax and the payments potentially subject thereto on or with Executive's applicable federal income tax return will not result in the imposition of an accuracy-related or other penalty on Executive. All fees and expenses of the Tax Firm shall be borne solely by the Company. Within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company, the Tax Firm shall make all determinations required under this Section 10(j), shall provide to the Company and Executive a written report setting forth such determinations, together with detailed supporting calculations, and, if the Tax Firm determines that no Excise Tax is payable, shall deliver the Tax Opinion to the Executive. Any Gross-Up Payment, as determined pursuant to this Section 10(j), shall be paid by the Company to Executive within fifteen (15) days of the receipt of the Tax Firm's determination. Subject to the other provisions of this Section 10(j), any determination by the Tax Firm shall be binding upon the Company and the Executive with respect to their respective tax reporting positions; provided, however, that the Executive shall only be bound to the extent that the determinations of the Tax Firm hereunder, including the determinations made in the Tax Opinion, are reasonable and reasonably supported by applicable law. The parties acknowledge, however, that as a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Tax Firm hereunder or as a result of a contrary determination by the Internal Revenue Service, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that it is ultimately determined in accordance with the procedures set forth in subsection
         (iii) below that the Executive is required to make a payment of any Excise Tax, the Tax Firm shall reasonably determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive. In determining the reasonableness of the Tax Firm's determinations hereunder and the effect thereof, the Executive shall be provided a reasonable opportunity to review such determinations with the Tax Firm and the Executive's tax counsel. The Tax Firm's determinations hereunder, and the Tax Opinion, shall not be deemed reasonable until the Executive's reasonable objections and comments thereto have been satisfactorily accommodated by the Tax Firm.

             (iii) The Executive shall notify the Company in writing of any claims by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than thirty (30) calendar days after Executive actually receives notice in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid; provided, however, that the failure of Executive to notify the Company of such claim (or to provide any required information with respect thereto) shall not affect any rights granted to the Executive under this Section 10(j) except to the extent that the Company is materially prejudiced in the defense of such claim as a direct result of such failure. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company does not notify the Executive in writing prior to the expiration of such 30-day period that it desires to contest such claim, the Executive may assume defense of the claim or present the claim to the Company for payment, which amount shall be paid by the Company to Executive within thirty (30) days of such presentment for payment. If the Company elects not to contest such claim and the Executive assumes the defense thereof, the Company may participate in any proceedings relating to such claim. If the Company notifies the Executive in writing prior to the expiration of such 30-day period that it desires to contest such claim, the Executive shall:

                           (1) give the Company any information reasonably
                  requested by the Company relating to such claim;

                           (2) take such action in connection with contesting
                  such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company and reasonably acceptable to Executive; and

                           (3) cooperate with the Company in good faith in order
                  effectively to contest such claim;

         provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this subsection
         (iii), the Company shall have the right, at its sole option, to assume the defense of and control all proceedings in connection with such contest, in which case it may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance. Furthermore, the Company's right to assume the defense of and control the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

             (iv) If, after the receipt by the Executive of an amount advanced by the Company pursuant to this Section 10(j), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of subsection (iii) above) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to subsection
         (iii) above, a determination is made that the Executive is not entitled to a refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall, to the extent of such denial, be forgiven and shall not be required to be repaid and the amount of forgiven advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         11. Representations.

             (a) The Company represents and warrants that this Agreement has been authorized by all necessary corporate action of the Company and is a valid and binding agreement of the Company enforceable against both in accordance with its terms.

             (b) The Executive represents and warrants that he is not a party to any agreement or instrument which would prevent him from entering into or performing his duties in any way under this Agreement.

         12. Assignment; Binding Agreement. This Agreement is a personal contract and the rights and interests of the Executive hereunder may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him, except as otherwise expressly permitted by the provisions of this Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to him hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate.

         13. Confidentiality; Non-Competition.

             (a) For purposes of this Section 13, the "Company" shall be construed to include the Company and its parents, subsidiaries and affiliates engaged in the Business, including any divisions managed by the Executive.

             (b) (i) The Executive recognizes that the Executive's position with the Company requires considerable responsibility and trust, and, in reliance on the Executive's loyalty, the Company may entrust the Executive with highly sensitive confidential, restricted and proprietary information involving Trade Secrets and Confidential Information.

                 (ii) For purposes of this Agreement, a "Trade Secret" is any scientific or technical information, design, process, procedure, formula or improvement that is valuable and not generally known to competitors of the Company. "Confidential Information" is any data or information, other than Trade Secrets, that is important, competitively sensitive, and not generally known by the public, including, but not limited to, the Company's initial business plan, business prospects, training manuals, product development plans, bidding and pricing procedures, market strategies, internal performance statistics, financial data, confidential personnel information concerning employees of the Company, supplier data, operational or administrative plans, policy manuals, and terms and conditions of contracts and agreements. The terms "Trade Secret" and "Confidential Information" shall not apply to information which is (a) already in the Executive's possession at the time of employment (unless such information was used in connection with formulating the Company's initial business plan, obtained by the Executive from the Company or was obtained by the Executive in the course of Executive's employment by the Company), (b) received by the Executive from a third party with no restriction on disclosure, or (c) required to be disclosed by any applicable law.

                  (iv) Except as required to perform the Executive's duties hereunder, the Executive will not use or disclose any Trade Secrets or Confidential Information of the Company during employment, at the time after termination of employment and prior to such time as they cease to be Trade Secrets or Confidential Information through no act of the Executive in violation of this Section 13.

                  (v) Upon the request of the Company and, in any event, upon the termination of employment hereunder, the Executive will surrender to the Company all memoranda, notes, records, drawings, manuals or other documents pertaining to the Company's business or Executive employment (including all copies thereof). Executive will also leave with the Company all materials involving any Trade Secrets or Confidential Information of the Company. All such information and materials, whether or not made or developed by the Executive, shall be the sole and exclusive property of the Company, and the Executive hereby assigns to the Company all of the Executive's right, title and interest in and to any such and all of such information and materials.

             (c) For a period of twenty-four (24) months following the Executive's Date of Termination under any circumstance or failure to renew this Agreement under any circumstance, the Executive will not directly or indirectly
(i) operate, develop or own any interest other than the ownership of less than 5% of the equity securities of a publicly traded company, in any business which has significant activities (viewed in relation to the business of the Company, its subsidiaries or affiliates), or has announced intentions to focus significant resources, relating to the ownership, management or operation of multi-specialty medical clinics, physician group practices, independent practice associations, or other similar entities (a "Business"); (ii) compete with the Company or its subsidiaries and affiliates in the operation or development of any Business within the United States of America; (iii) be employed by any business which owns, manages, or operates a Business; (iv) interfere with, solicit, disrupt or attempt to disrupt any past, present or prospective relationship, contractual or otherwise, between the Company, or its subsidiaries or affiliates, and any customer, client, supplier or employee of the Company, or its subsidiaries or affiliates; or (v) solicit any employee of the Company, or its subsidiaries or affiliates, to leave their employment with the Company or its subsidiaries or affiliates, as the case may be, or hire any such employee to work for a Business. The definition of Business set forth above is intended to include entities that own, manage and operate multiple clinics, practices, IPAs, physician organizations, etc., and does not restrict the Employee from employment (i) with a single clinic, group, IPA, etc., provided such employment is not primarily focused upon the acquisition and management of multiple physician organizations similar to the operations of the Company or (ii) with an enterprise that owns, manages or operates multiple entities as a single business enterprise in a single market. The Executive shall not be entitled to circumvent the provisions of this Section 13(c) by entering into a relationship with a Business as a consultant, director, advisor, or otherwise, which has the effect of competing with the Company, its affiliates or subsidiaries.

             (d) The Executive acknowledges that the services to be rendered by him to the Company are of a special and unique character, which gives this Agreement a peculiar value to the Company, the loss of which may not be reasonably or adequately compensated for by damages in an action at law, and that a breach or threatened breach by him of any of the provisions contained in this Section 13 may cause the Company irreparable injury. The Executive therefore agrees that the

Company may be entitled, in addition to any other right or remedy, to a temporary, preliminary and permanent injunction, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining the Executive from any such violation or threatened violations.

             (e) If any one or more of the provisions contained in this Section 13 shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the fullest extent permitted by law.

         14. Certain Benefit Arrangements. Reference is made to that certain Rabbi Trust Agreement (the "Rabbi Trust Agreement"), dated December 30, 1999, by and among the Company and the Executive. Reference is also made to that certain Split-Dollar Agreement (the "Split-Dollar Agreement") by and between the Company and the Executive. Finally, reference is made to that certain Split-Dollar Collateral Assignment (the "Collateral Assignment") by and between the Company and the Executive. The Company and the Executive agree as follows:

             (a) Promptly following the execution of this Agreement, but in no event more than five (5) business days thereafter, the Company shall execute and deliver to the Executive and Security Life of Denver Insurance Company (the "Insurer") a Release (the "Release"), in form and substance satisfactory to the Executive and the Insurer, pursuant to which the Company shall release all of its rights in and to the insurance policy which is the subject of the Split-Dollar Agreement (the "Policy"), including, without limitation, the Company's collateral assignment rights therein. Thereafter the Policy, and all rights to proceed therefrom and cash surrender value thereof, shall be the sole property of the Executive.

             (b) Contemporaneous with the execution and delivery of the Release, the Company shall pay to the Insurer all outstanding principal and related accrued interest arising under an existing policy loan, the aggregate amount of which the Company estimates to be $72,000, which payment shall not be deducted or offset against amounts held for the benefit of the Executive in the trust which is the subject of the Rabbi Trust Agreement (the "Trust") or the cash surrender value of the Policy.

             (c) Promptly following the execution of this Agreement, but in no event more than five (5) business days thereafter, the Company shall make a distribution to the Executive of his accrued benefits under the PhyCor, Inc. Supplemental Executive Retirement Plan (the "SERP"). Such distribution shall be in a lump sum payment the aggregate amount of which shall be not less than $936,750. The Executive acknowledges that the foregoing distribution shall be in full payment and settlement of all amounts and benefits otherwise due, payable or owing to the Executive under the SERP, and the SERP shall be amended and terminated by the Company in a manner consistent with the foregoing.

             (d) The Executive acknowledges that the above-described payments will be subject to reduction by the Company to satisfy all applicable federal, state and local withholding obligations.

         15. Expenses. The Company agrees to pay on the Executive's behalf all reasonable legal fees and related costs incurred by him in connection with the negotiation and execution of this Agreement.

         16. Entire Agreement. This Agreement contains all the understandings between the parties hereto pertaining to the matters referred to herein, and supersedes any other undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto. The Executive represents that, in executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter or effect of this Agreement or otherwise.

         17. Amendment or Modification Waiver. No provision of this Agreement may be amended or waived, unless such amendment or waiver is agreed to in writing, signed by the Executive and by a duly authorized officer of the Company. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

         18. Notices. Any notice to be given hereunder shall be in writing and shall be deemed given when delivered personally, sent by courier or facsimile or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice hereunder in writing:

                  To the Executive at:

                           c/o PhyCor, Inc.
                           30 Burton Hills Boulevard, Suite 400
                           Nashville, TN  37215
                           Facsimile:  (615) 665-7444

                  With a copy to:

                           Sherrard & Roe, PLC
                           424 Church Street, Suite 2000
                           Nashville, TN  37219
                           Facsimile: (615) 742-4539
                           Attention:  L. Webb Campbell

                  To the Company at:

                           PhyCor, Inc.
                           30 Burton Hills Boulevard, Suite 400
                           Nashville, TN  37215
                           Facsimile: (615) 665-7444

                  With a copy to:

                           Waller Lansden Dortch & Davis, PLLC
                           511 Union Street, Suite 2100
                           Nashville, TN  37219
                           Facsimile: (615) 244-6804
                           Attention:  J. Chase Cole

             Any notice delivered personally or by courier under this Section 18 shall be deemed given on the date delivered and any notice sent by facsimile or registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date transmitted by facsimile or mailed.

         19. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

         20. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

         21. Governing Law; Venue. This Agreement will be governed by and construed in accordance with the laws of the State of Tennessee, without regard to the principles of conflicts of law thereof. All claims, disputes or interpretations which may arise out of the interpretation, performance or breach of this Agreement shall be submitted exclusively to the jurisdiction of the state courts of the State of Tennessee or the federal district courts located in Nashville, Tennessee.

         22. Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

         23. Withholding. All payments to the Executive under this Agreement shall be reduced by all applicable withholding required by federal, state or local law.

         24. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above to be effective as of the Effective Date.


                                    PHYCOR, INC.



                                    By: /s/ Tarpley B. Jones
                                        ----------------------------------------
                                    Name: Tarpley B. Jones
                                          --------------------------------------
                                    Title: EVP & CFO
                                           -------------------------------------

                                    /s/ Thompson S. Dent
                                    --------------------------------------------
                                    Thompson S. Dent